EXHIBIT 99.1

Henry Madrid
DISC, Inc.
408-934-7000 ext. 120
hmadrid@disc-storage.com
www.DISC-Storage.com

DISC, Inc. suspends most of US Operations, continues in Europe

MILPITAS, Calif., (June 20, 2003) -DISC Inc. (Nasdaq: DCSR), a manufacturer of automated network storage solutions announced today that due to the company’s cash constraints and the uncertainty of its ability to secure additional required financing, it furloughed most of its U.S. based employees. The company does not intend to reemploy any of these persons unless and until it secures substantial new financing. While the company is actively exploring financing alternatives, it is highly uncertain that it will be successful in securing new funding. Accordingly, the company is evaluating its alternatives with respect to its ongoing operations.

The company has not furloughed its approximately 45 employees located in Germany. The future employment of these persons may also be affected if the company does not secure additional new funding in the near future.

About DISC:

Established in 1986, DISC, Inc., a manufacturer of automated networked storage solutions, delivers an extensive range of products offering scalable, reliable, high-data availability network storage for mission-critical applications. Headquartered in Milpitas, California, DISC, Inc. has sales and local customer support representation in over 40 countries. For a complete listing, check our website at www.disc-storage.com or contact us in North America at (800) 944-3472 or (408) 934-7000, and in Europe at 49 (0) 6721.964.430. DISC can also be reached at sales@disc-storage.com.